EXHIBIT 21

LIST OF SUBSIDIARIES OF THE CORPORATION


ECOS Group, Inc. has only one subsidiary:

Evans Environmental and Geological Science and Management, Inc., a Florida Corporation
         This Corporation does business as Evans Environmental & Geosciences, CES (Construction and Electrical Specialists)